Exhibit 99.1

Contact:
Jennifer LaVin
617-715-6687
jennifer.lavin@genocea.com

Genocea Reports Second Quarter 2018 Financial and Operating Results

Neoantigen vaccine program GEN-009 Phase 1/2a clinical trial underway
ATLAS™ platform continues to stand apart from in silico methods of neoantigen identification
Conference call today at 9:00 am ET

CAMBRIDGE, Mass., August 2, 2018 – Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing neoantigen cancer immunotherapies, today reported its financial and operating results for the second quarter ended June 30, 2018.

“We’re proud to announce that we have just initiated the Phase 1/2a clinical trial for GEN-009, our lead neoantigen vaccine candidate,” said Chip Clark, president and chief executive officer of Genocea. “We continue to expect to report the early immunogenicity data from the first patient cohort in the first half of 2019 and remain hopeful these data will provide additional evidence that our ATLAS platform identifies what we call true neoantigens, which we expect to enable more immunogenic and, ultimately, more efficacious vaccines.” Mr. Clark concluded, “This is an exciting time at Genocea, as we believe we are well positioned to help transform cancer treatment.”

Recent Milestones & Events

•
April 2018: Genocea scientists presented data at the 2018 Annual Meeting of the American Association for Cancer Research (AACR) further highlighting the advantages of its ATLAS platform over in silico methods in identifying both neoantigens for vaccine inclusion and “inhibitory” neoantigens for exclusion and detailing the development of a novel model to study the mechanism of inhibitory antigens identified by ATLAS.

•	April 2018: Genocea filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to begin clinical development of GEN-009.

•
May 2018: Genocea announced the acceptance of the GEN-009 IND by the FDA. Genocea is currently conducting a Phase 1/2a clinical trial for GEN-009 in patients with a variety of tumor types and expects to report top-line immune response data from the initial patient cohort in the first half of 2019.

Second Quarter 2018 Financial Results

•	Cash Position: As of June 30, 2018, cash and cash equivalents were $44.2 million compared to $12.3 million as of December 31, 2017.

•
Research and Development (R&D) Expenses: R&D expenses were $5.3 million for the quarter ended June 30, 2018, compared to $11.4 million for the same period in 2017. This decrease was largely due to reduced headcount, external development, lab, clinical, and other R&D costs.

•
General and Administrative (G&A) Expenses: G&A expenses were $4.5 million for the quarter ended June 30, 2018, compared to $3.6 million for the same period in 2017. This increase was primarily due to increased consulting and professional services costs, offset by reduced compensation and benefits costs.

•
Other Income (Expense): Other Income for the quarter ended June 30, 2018 was $5.4 million compared to Other Expense of $0.4 million for the same period in 2017. Other Income for the second quarter of 2018 is

Exhibit 99.1

primarily comprised of the non-cash change in fair value of warrants to purchase shares of Genocea common stock.

•	Net Loss: Net loss was $4.4 million for the quarter ended June 30, 2018, compared to a net loss of $15.4 million for quarter ended June 30, 2017.

Financial Guidance
Genocea’s financial guidance is unchanged; the company continues to expect that its existing cash and cash equivalents are sufficient to support its operating expenses and capital expenditure requirements into the fourth quarter of 2019.

During the second quarter, under its existing at-the-market equity offering program (ATM), Genocea sold an aggregate of 3.5 million shares of its common stock, receiving approximately $2.9 million in net proceeds after deducting commissions.

Also during the second quarter, Genocea amended its loan and security agreement with Hercules Capital, Inc., to provide up to $14.0 million in debt financing in the form of a term loan. The previous agreement, entered into in 2014, had provided up to $27.0 million in debt financing. This amended loan agreement provides for interest-only payments until June 1, 2019; this date may be extended should certain performance milestones be met.

Genocea continues to explore strategic alternatives for GEN-003, its Phase 3-ready investigational immunotherapy for the treatment of genital herpes.

Conference Call
Genocea will host a conference call and webcast today at 9:00 a.m. ET. The conference call may be accessed by dialing (800) 347-6311 (domestic) or (323) 994-2131 (international) and referring to conference ID number 3544411. A live webcast of the conference call will be available online from the investor relations section of the Company's website at http://ir.genocea.com. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea's mission is to help conquer cancer by designing and delivering targeted vaccines and immunotherapies. While traditional immunotherapy discovery methods have largely used predictive methods to propose T cell targets, or antigens, Genocea has developed ATLAS™, its proprietary technology platform, to identify clinically relevant antigens of T cells based on actual human immune responses. Genocea is using ATLAS in immuno-oncology applications to develop cancer vaccines and immunotherapies. Genocea is currently studying the safety, immunogenicity, and efficacy of its lead neoantigen cancer vaccine, GEN-009, in a Phase 1/2a clinical trial. For more information, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to the expected clinical development of GEN-009, the rate of cash utilized by Genocea in its business, and the period for which existing cash will be able to fund such operation, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.

Exhibit 99.1

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$44,215	$12,273
Other assets	4,825	5,215
Total assets	$49,040	$17,488

Debt, current and long-term	$14,468	$14,311
Accounts payable	1,656	3,516
Accrued expenses and other liabilities	3,136	5,711
Warrant liability	15,915	—
Total liabilities	35,175	23,538
Stockholders' equity (deficit)	13,865	(6,050)
Total liabilities and stockholders’ equity (deficit)	$49,040	$17,488

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,316	$11,427	$12,591	$21,169
General and administrative	4,472	3,571	7,581	7,205
Total operating expenses	9,788	14,998	20,172	28,374
Loss from operations	(9,788)	(14,998)	(20,172)	(28,374)
Other income (expense):
Change in fair value of warrants	5,498	—	199	—
Interest expense, net	(241)	(370)	(442)	(728)
Other income (expense)	93	(7)	87	(8)
Total other income (expense)	5,350	(377)	(156)	(736)
Net loss	$(4,438)	$(15,375)	$(20,328)	$(29,110)
Other comprehensive loss:
Unrealized gain on available-for-sale securities	—	3	—	—
Comprehensive loss	$(4,438)	$(15,372)	$(20,328)	$(29,110)
Net loss per share - basic and diluted	$(0.05)	$(0.54)	$(0.26)	$(1.02)
Weighted-average number of common shares used in computing net loss per share	85,538	28,541	78,428	28,519